Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Third Quarter 2024 Results

Updates Full Year 2024 Guidance

Announces Credit Facility Refinancing

TKO Transaction Highlights

On September 12, 2023, Endeavor and WWE closed the transaction to combine UFC and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. Reported results presented in this earnings release prior to September 12, 2023 reflect only UFC activity.

Third Quarter 2024 Financial Highlights

•
Revenue of $681.2 million
•
Net income of $57.7 million
•
Adjusted EBITDA1 of $310.0 million

Full Year 2024 Guidance

•
The Company revised its target for revenue to the upper end of the range of $2.670 billion to $2.745 billion
•
The Company revised its target for Adjusted EBITDA to the upper end of the range of $1.220 billion to $1.240 billion
•
The Company reaffirmed its target for Free Cash Flow Conversion2 in excess of 40%

New York, NY, November 6, 2024 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its third quarter ended September 30, 2024.

Ariel Emanuel, Executive Chair and CEO of TKO, said: “TKO’s solid third quarter results reflect continued strength across UFC and WWE, particularly in live events and brand partnerships. In light of this continued momentum, we now expect to deliver at the upper end of our full-year 2024 guidance range for both revenue and Adjusted EBITDA.

“Additionally, two weeks ago we announced the authorization of a robust capital return program and an agreement to acquire industry-leading sports assets that will power our profile, give us greater scale, strengthen our position in the sports marketplace, and accelerate returns for shareholders. Just over a year since UFC and WWE came together to form TKO, our conviction in this business is as strong as ever.”

Third Quarter Consolidated Results

Revenue increased 52%, or $232.1 million, to $681.2 million. The increase reflected the increase of $274.7 million of revenue at WWE, to $326.3 million, partially offset by a decrease of $42.6 million at UFC, to $354.9 million.

Net Income was $57.7 million, an increase of $35.7 million from $22.0 million in the prior year period. The increase reflected the increase in revenue partially offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in direct operating costs of $76.8 million, an increase in selling, general and administrative expenses of $46.4 million, and an increase in depreciation and amortization of $66.4 million.

Adjusted EBITDA1 increased 29%, or $70.3 million, to $310.0 million, due to an increase of $153.3 million of Adjusted EBITDA at WWE, partially offset by a decrease of $42.7 million at UFC and an increase of $40.3 million in corporate expenses.

Cash flows generated by operating activities were $236.6 million, an increase of $169.6 million from $67.0 million, primarily due to higher net income and the timing of working capital.

Free Cash Flow2 was $225.6 million, an increase of $162.0 million from $63.6 million, due to the increase in cash flows generated by operating activities partially offset by an increase in capital expenditures.

Cash and cash equivalents were $457.4 million as of September 30, 2024. Gross debt was $2.736 billion as of September 30, 2024.

Results by Operating Segment3

The schedule below reflects TKO’s performance by operating segment:

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
UFC	$354.9	$397.5	$1,062.3	$1,009.4
WWE	326.3	51.6	1,099.8	51.6
Total Revenue	$681.2	$449.1	$2,162.1	$1,061.0

Adjusted EBITDA:
UFC	$195.6	$238.3	$622.6	$612.8
WWE	175.3	22.0	566.8	22.0
Corporate	(60.9)	(20.6)	(176.3)	(48.9)
Total Adjusted EBITDA	$310.0	$239.7	$1,013.1	$585.9

UFC

Third Quarter 2024

Revenue decreased 11%, or $42.6 million, to $354.9 million primarily driven by a $50.4 million decrease in media rights and content revenue partially offset by a $10.2 million increase in sponsorship revenue. The decrease in media rights and content revenue was primarily related to holding one less numbered event and two fewer Fight Night events in the current year period as compared to the prior year period. The increase in sponsorship revenue was primarily related to new sponsors and an increase in fees from renewals compared to the prior year period, including the first ever title partner sale made in connection with UFC 306. Live events revenue was essentially flat as an increase in ticket sales related to the mix of event venues and territories was offset by three fewer events as compared to the prior year period.

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2024	2023	2024	2023
UFC Revenue:
Media Rights & Content	$216.3	$266.7	$681.4	$702.5
Live Events	51.4	51.9	155.8	115.6
Sponsorship	74.0	63.8	184.3	148.0
Consumer Products	13.2	15.1	40.8	43.3
Total Revenue	$354.9	$397.5	$1,062.3	$1,009.4

Adjusted EBITDA decreased 18%, or $42.7 million, to $195.6 million, primarily due to the decrease in revenue (as described above). Expenses were essentially flat as compared to the prior year period. Direct expenses decreased primarily due to lower marketing, athlete costs, and direct costs of revenue due to one less numbered event and two fewer Fight Night events as compared to the prior year period. These decreases were partially offset by higher production costs, primarily related to UFC 306, which was a marquee event held at Sphere in Las Vegas. Selling, general and administrative expenses increased primarily due to higher costs of personnel as compared to the prior year period.

Adjusted EBITDA margin decreased to 55% from 60%.

WWE

Third Quarter 2024

The table below includes WWE’s reported results for three months ended September 30, 2024 and, as a result of the timing of the business combination, the period in 2023 following the acquisition of WWE on September 12, 2023 through September 30, 2023. The following narrative discussion of WWE’s historical information for the three months ended September 2023 also presents WWE information on a “combined” basis for the full quarter by including the period from July 1, 2023 through September 11, 2023. This historical WWE combined presentation is for illustrative purposes and to facilitate an understanding of WWE’s historical operating results prior to the consummation of the business combination (See “Basis of Presentation” for further details.)

Revenue was $326.3 million for the period from July 1, 2024 through September 30, 2024.

WWE revenue was $51.6 million for the period from September 12, 2023 through September 30, 2023. Including WWE activity for the period from July 1, 2023 through September 11, 2023, WWE combined revenue was $287.3 million for the period from July 1, 2023 through September 30, 2023. The increase of 14%, or $39.0 million, was primarily driven by an increase in media rights and content, live events, and sponsorship revenue. The increase in media rights and content revenue was primarily related to the contractual escalation of media rights fees as well as the timing of WWE’s weekly flagship programming, which resulted in an additional event in the current year period. The increase in live events revenue was primarily related to an increase in ticket sales revenue. The increase in sponsorship revenue was primarily related to new sponsors and an increase in fees from renewals compared to the prior year period.

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2024	2023	2024	2023
WWE Revenue:
Media Rights & Content	$227.4	$37.3	$709.2	$37.3
Live Events	51.1	5.4	245.4	5.4
Sponsorship	21.7	2.6	60.2	2.6
Consumer Products	26.1	6.3	85.0	6.3
Total Revenue	$326.3	$51.6	$1,099.8	$51.6

Adjusted EBITDA was $175.3 million for the period from July 1, 2024 through September 30, 2024.

WWE Adjusted EBITDA was $22.0 million for the period from September 12, 2023 through September 30, 2023. Including WWE activity for the period from July 1, 2023 through September 11, 2023, WWE combined Adjusted EBITDA was $102.0 million for the period from July 1, 2023 through September 30, 2023. The increase of 72%, or $73.3 million, was due to the increase in revenue (as described above) and a decrease in expenses. Expenses decreased primarily due to a decline in personnel costs and production costs, principally related to planned cost reduction initiatives implemented following the formation of TKO.

Adjusted EBITDA margin was 54% for the period from July 1, 2024 through September 30, 2024, an increase compared to WWE’s Adjusted EBITDA margin of 36% for the period from July 1, 2023 through September 30, 2023.

Corporate

Third Quarter 2024

Corporate Adjusted EBITDA was a loss of $60.9 million, as compared to a loss of $20.6 million in the prior year period.

Including WWE activity for the period from July 1, 2023 through September 11, 2023, Corporate combined Adjusted EBITDA3 was a loss of $42.1 million for the third quarter of 2023. The decrease of $18.8 million was primarily due to an increase in personnel costs, including TKO executive compensation, and other general and administrative expenses following the formation of TKO in September 2023. The decrease also reflected an increase in service fees paid to Endeavor under the Company’s Services Agreement, including the WWE portion of the fee that commenced in March 2024. These increases were partially offset by savings from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC following the formation of TKO.

Full Year 2024 Guidance

In February, the Company issued revenue and Adjusted EBITDA guidance of $2.575 billion - $2.650 billion and $1.150 billion - $1.170 billion, respectively, for the full year 2024. In May, the Company raised its revenue and Adjusted EBITDA guidance to $2.610 billion - $2.685 billion and $1.185 billion - $1.205 billion, respectively, for the full year 2024. In August, the Company again raised its revenue and Adjusted EBITDA guidance to $2.670 billion - $2.745 billion and $1.220 billion - $1.240 billion, respectively, for the full year 2024. Based on performance through the first nine months of the year and our anticipated performance for the remainder of the year, the Company now expects full year 2024 revenue and Adjusted EBITDA at the upper end of the range of $2.670 billion - $2.745 billion and $1.220 billion - $1.240 billion, respectively, for the full year 2024.

The Company reaffirms its target for Free Cash Flow Conversion of in excess of 40%.

The Company intends to provide additional detail related to its 2024 guidance on today’s earnings call.

Other Matters

Return of Capital Program

As previously disclosed, on October 24, 2024, the Company announced its board of directors has authorized a share repurchase program of up to $2.0 billion of its Class A common stock. The share repurchase program is expected to commence in the first half of 2025 and is expected to be completed within approximately three to four years. The Company also announced that its board of directors has authorized a quarterly cash dividend program pursuant to which holders of the Company’s Class A common stock will receive their pro rata share of $75.0 million expected quarterly distributions to be made by TKO Operating Company, LLC. The Company intends to begin making quarterly cash dividend payments on March 31, 2025.

Endeavor Asset Acquisition

As previously disclosed, on October 24, 2024, the Company announced that it has reached a definitive agreement with Endeavor Group Holdings, Inc. (“Endeavor”) to acquire Professional Bull Riders, On Location, and IMG in an all-equity transaction valued at $3.25 billion. Endeavor will receive approximately 26.14 million common units of TKO Operating Company, LLC and will subscribe for an equal number of shares of TKO Class B common stock in connection with the transaction, which is subject to certain customary purchase price adjustments to be settled at closing in equity and cash. Subsequent to the closing of the transaction, Endeavor is expected to own approximately 59% of TKO. The transaction is expected to close in the first half of 2025.

Credit Facility Refinancing

On November 6, 2024, the Company announced a refinancing of its Credit Facility seeking a new seven-year $2.75 billion term loan and new five-year $205 million revolver. We expect the refinanced Credit Facility to include similar covenants and terms as the existing Credit Facility. The refinancing is expected to close during the fourth quarter 2024.

Legal Matters

As previously disclosed, on September 26, 2024, the Company announced that it had reached an agreement to settle all claims asserted in the Le UFC antitrust lawsuit for an aggregate amount of $375.0 million. On October 22, 2024, the court issued a ruling granting the motion for preliminary approval of the settlement agreement. The settlement, which remains subject to final court approval, is payable in three equal installments. The Company made one payment of $125.0 million into escrow in October 2024 and expects to make the remaining payments of $250.0 million in 2025.

For the three months ended September 30, 2024, the Company’s consolidated pre-tax results included $44.6 million of costs related to certain litigation matters at UFC and WWE. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three months ended September 30, 2024 and 2023 can be found in the supplemental schedule on page 14 of this release.

TKO Transaction

As previously disclosed, on September 12, 2023, Endeavor Group Holdings Inc. (“Endeavor”) and World Wrestling Entertainment, LLC (“WWE”) closed the transaction to combine the Ultimate Fighting Championship (“UFC”) and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. (“TKO”).

Notes

(1)
The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023 can be found in the Supplemental Information in this release on page 14.
(2)
The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and nine months ended September 30, 2024 and 2023 can be found in the Supplemental Information in this release on page 15.
(3)
An explanation of the basis of presentation can be found in this release on page 8.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors as these measures eliminate the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improve comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•
they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and
•
they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Adjusted EBITDA and Free Cash Flow Conversion guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Adjusted EBITDA and Free Cash Flow, the amounts of which could be material.

Basis of Presentation

As a result of the timing of the consummation of the business combination on September 12, 2023, TKO’s consolidated financial information presented herein includes UFC’s results for the three and nine months ended September 30, 2024 and 2023, includes WWE’s results for the three and nine months ended September 30, 2024 and includes results for both UFC and WWE as of December 31, 2023.

Information in this release includes results for the WWE segment and Corporate on a combined basis to include periods prior to the business combination. Information presented on a combined basis does not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2023.

Effective September 12, 2023, the Company operates its business under two reportable segments, UFC and WWE. The UFC segment consists entirely of the operations of the Company’s UFC business which was the sole reportable segment prior to the acquisition of WWE, while the WWE segment consists entirely of the operations of the WWE business acquired on September 12, 2023. In addition, it reports results for the “Corporate” group, which incurs expenses that are not allocated to the business segments. The Corporate group consists of general and administrative expenses that relate largely to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support both reportable segments. Corporate expenses also include service fees paid by the Company to Endeavor under the Services Agreement. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on November 6, 2024, to discuss its third quarter 2024 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 243176). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on November 6, 2024, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and sports entertainment company. TKO includes UFC, the world’s premier mixed martial arts organization, and WWE, the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion households in approximately 210 countries and territories, and we organize more than 300 live events year-round, attracting more than two million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding TKO’s business strategy and plans, its expected strategic transactions, TKO’s announced capital return program, financial condition, and anticipated financial or operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; financial risks with owning and managing events for which TKO sells media and sponsorship rights, ticketing and hospitality; risks related to the integration and realization of the expected benefits of the business combination of UFC and WWE; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by TKO, as any such factors may be updated from time to time in TKO’s other filings with the SEC, including, without limitation, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$681.2	$449.1	$2,162.1	$1,061.0
Operating expenses:
Direct operating costs	207.1	130.3	667.9	302.3
Selling, general and administrative expenses	239.6	193.2	1,004.1	313.0
Depreciation and amortization	98.1	31.7	309.1	61.9
Total operating expenses	544.8	355.2	1,981.1	677.2
Operating income	136.4	93.9	181.0	383.8
Other expenses:
Interest expense, net	(62.7)	(60.6)	(192.9)	(172.4)
Other income (expense), net	1.4	(0.7)	1.9	(1.6)
Income (loss) before income taxes and equity (earnings) losses of affiliates	75.1	32.6	(10.0)	209.8
Provision for income taxes	17.8	11.2	31.8	17.7
Income (loss) before equity (earnings) losses of affiliates	57.3	21.4	(41.8)	192.1
Equity (earnings) losses of affiliates, net of tax	(0.4)	(0.6)	(0.7)	0.3
Net income (loss)	57.7	22.0	(41.1)	191.8
Less: Net income (loss) attributable to non-controlling interests	34.6	(22.5)	(19.5)	(21.7)
Less: Net income attributable to TKO Operating Company, LLC prior to the Transactions	—	66.4	—	235.4
Net income (loss) attributable to TKO Group Holdings, Inc.	$23.1	$(21.9)	$(21.6)	$(21.9)

Basic net earnings (loss) per share of Class A common stock	$0.29	$(0.26)	$(0.27)	$(0.26)
Diluted net earnings (loss) per share of Class A common stock	$0.28	$(0.26)	$(0.27)	$(0.26)

Weighted average number of common shares used in computing basic net earnings (loss) per share	80,966,252	83,161,406	81,399,221	83,161,406
Weighted average number of common shares used in computing diluted net earnings (loss) per share	171,601,095	83,161,406	81,399,221	83,161,406

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$457.4	$235.8
Accounts receivable, net	250.6	135.4
Other current assets	185.8	121.2
Total current assets	893.8	492.4
Property, buildings and equipment, net	528.2	608.4
Intangible assets, net	3,325.2	3,563.7
Finance lease right-of-use assets, net	233.0	255.7
Operating lease right-of-use assets, net	33.5	35.5
Goodwill	7,664.0	7,666.5
Investments	33.2	16.4
Other assets	59.5	52.1
Total assets	$12,770.4	$12,690.7
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$31.7	$42.0
Accrued liabilities	613.4	267.4
Current portion of long-term debt	22.2	22.4
Current portion of finance lease liabilities	9.6	8.1
Current portion of operating lease liabilities	4.7	4.2
Deferred revenue	67.7	119.0
Other current liabilities	14.1	9.0
Total current liabilities	763.4	472.1
Long-term debt	2,697.3	2,713.9
Long-term finance lease liabilities	224.6	245.3
Long-term operating lease liabilities	30.3	32.9
Deferred tax liabilities	373.0	372.9
Other non-current liabilities	5.9	3.0
Total liabilities	4,094.5	3,840.1
Commitments and contingencies
Redeemable non-controlling interests	13.8	11.6
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,370.4	4,244.5
Accumulated other comprehensive loss	(3.0)	(0.3)
Accumulated deficit	(322.8)	(135.2)
Total TKO Group Holdings, Inc. stockholders’ equity	4,044.6	4,109.0
Nonredeemable non-controlling interests	4,617.5	4,730.0
Total stockholders' equity	8,662.1	8,839.0
Total liabilities, nonredeemable non-controlling interests and stockholders' equity	$12,770.4	$12,690.7

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(41.1)	$191.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	309.1	61.9
Amortization and impairments of content costs	20.2	13.2
Amortization of original issue discount and deferred financing cost	8.2	7.9
Loss on impairment of assets	25.8	—
Equity-based compensation	74.6	36.1
Income taxes	0.7	6.0
Other, net	0.4	3.1
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(116.5)	(46.2)
Other current assets	(41.7)	19.4
Other noncurrent assets	(24.5)	(11.4)
Accounts payable and accrued liabilities	357.4	13.0
Deferred revenue	(49.3)	(39.8)
Other liabilities	3.3	(7.3)
Net cash provided by operating activities	526.6	247.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(54.6)	(12.6)
Investment in affiliates, net	(21.5)	—
Cash acquired from WWE	—	381.2
Payment of deferred consideration in the form of a dividend to former WWE shareholders	—	(321.0)
Proceeds from sale of property, buildings and equipment	11.0	—
Net cash (used in) provided by investing activities	(65.1)	47.6
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	150.0	—
Repayment of long-term debt	(183.5)	(24.5)
Taxes paid related to net settlement upon vesting of equity awards	(5.7)	—
Payments for financing costs	—	(0.3)
Distributions to members	(41.8)	(260.5)
Repurchase and retirement of common stock	(165.0)	—
Proceeds from principal shareholder contributions	6.4	—
Net cash used in financing activities	(239.6)	(285.3)

Effects of exchange rate movements on cash	(0.3)	(2.0)

NET INCREASE IN CASH AND CASH EQUIVALENTS	221.6	8.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	235.8	180.6
CASH AND CASH EQUIVALENTS, END OF PERIOD	$457.4	$188.6
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$190.1	$159.9
Cash payments for income taxes	$46.1	$11.9
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Capital expenditures included in current liabilities	$10.3	$4.9
Acquisition of WWE, net of deferred considerations	$-	$8,111.1
Capital contribution from parent for equity-based compensation	$5.8	$15.8
Principal stockholder contributions	$1.5	$-
Excise taxes on repurchases of common stock	$1.0	$-

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$57.7	$22.0	$(41.1)	$191.8
Provision for income taxes	17.8	11.2	31.8	17.7
Interest expense, net	62.7	60.6	192.9	172.4
Depreciation and amortization	98.1	31.7	309.1	61.9
Equity-based compensation expense (1)	20.0	24.6	74.6	36.1
Merger and acquisition costs (2)	8.9	67.5	11.8	82.5
Certain legal costs (3)	44.6	6.3	395.8	6.8
Restructuring, severance and impairment (4)	1.6	15.1	39.7	15.1
Other adjustments	(1.4)	0.7	(1.5)	1.6
Total Adjusted EBITDA	$310.0	$239.7	$1,013.1	$585.9
Net income (loss) margin	8%	5%	(2)%	18%
Adjusted EBITDA margin	46%	53%	47%	55%

(1)
Equity-based compensation represents primarily non-cash compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the Replacement Awards and for awards issued under the 2023 Incentive Award Plan. For the three and nine months ended September 30, 2024, equity-based compensation includes $1.0 million and $16.7 million of expense, respectively, associated with certain services provided by an independent contractor in the WWE segment. Equity-based compensation also includes $3.3 million of expense during the nine months ended September 30, 2024 and $16.5 million of expense during the three and nine months ended September 30, 2023 associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate.
(2)
Includes (i) certain costs of professional fees and bonuses related to the TKO transaction and payable contingent on the closing of the TKO transaction and (ii) certain costs of professional advisors related to other strategic transactions, primarily the Endeavor asset acquisition announced on October 24, 2024.
(3)
Includes costs related to certain litigation matters including antitrust matters for UFC and WWE and matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally. For the three and nine months ended September 30, 2024, these costs include settlement charges of $40.0 million and $375.0 million, respectively, regarding the UFC antitrust lawsuits. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 18, Commitments and Contingencies, of its Form 10-Q for the quarterly period ended September 30, 2024.
(4)
Includes impairment charges of $1.5 million and $25.8.million, respectively, as a result of reducing the carrying value of WWE assets held for sale to their fair value less cost to sell as well as costs resulting from the Company’s cost reduction program during the three and nine months ended September 30, 2024. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 6, Supplementary Information, and Note 16, Restructuring Charges, of its Form 10-Q for the quarterly period ended September 30, 2024.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$236.6	$67.0	$526.6	$247.7
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets (1)	(11.0)	(3.4)	(54.6)	(12.6)
Free Cash Flow	$225.6	$63.6	$472.0	$235.1

(1)
Purchases of property, buildings and equipment and other assets for the three and nine months ended September 30, 2024 includes approximately $2.8 million and $29.7 million, respectively, of capital expenditures related to WWE’s new headquarter facility.